EXHIBIT 12.1


                   STATEMENTS REGARDING COMPUTATION OF RATIOS

                                                                                                            THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                                 MARCH 31,
                         ------------------------------------------------------------------------------   ----------------------
                                                                                               2001                      2002
                            1997            1998           1999        2000        2001     (PRO FORMA)(2)   2002     (PRO FORMA)(3)
                         ----------      ----------     ----------  ----------  ----------  -----------   ----------  ----------
                                                                                            (UNAUDITED)   (UNAUDITED) (UNAUDITED)
Net income (loss) ...... $ (555,667)(1)  $2,122,575(1)  $3,059,160  $3,739,070  $3,357,904  $3,122,529       709,774     650,940
Plus:
 Interest expense ......  1,817,753       1,481,843      1,212,623   1,369,712   1,141,549   1,308,174       216,226     257,872
 Amortization of debt
 costs .................     79,426          69,598         75,490      86,928      79,768     148,518        19,696      36,884
                         ----------      ----------     ----------  ----------  ----------  ----------    ----------  ----------
Earnings (4) ...........  1,341,512       3,674,016      4,347,273   5,195,710   4,579,221   4,579,221       945,696     945,696
Interest expense and
  amortization of debt
  costs                   1,897,179       1,551,441      1,288,113   1,456,640   1,221,317   1,456,692       235,922     294,756
Capitalized interest ...         --          36,897        179,230     482,830     570,261     570,261       124,052     124,052
                         ----------      ----------     ----------  ----------  ----------  ----------    ----------  ----------
Fixed charges ..........  1,897,179       1,588,338      1,467,343   1,939,470   1,791,578   2,026,953       359,974     418,808
Ratio of earnings to
 fixed charges .........        n/a(4)         2.31           2.96        2.68        2.56        2.26          2.63        2.26
                         ==========      ==========     ==========  ==========  ==========  ==========    ==========  ==========

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(1)  Amounts in 1997 and 1998 reflect income (loss) before income tax expense
     (benefit) of $(220,790) and $849,230, respectively. Effective January 1, 1999, we elected to be taxed as an S corporation and no longer pay income taxes at the corporate level.

(2) Adjusted to reflect the sale of $6,000,000 of Notes and assumes Notes were outstanding on January 1, 2001 at an interest rate of 8.00%, offset by 5.75% debt paid off with proceeds of issuance of $5,450,000, along with debt issuance costs of $550,000 amortized over the term of the Notes.

(3) Adjusted to reflect the sale of $6,000,000 of Notes and assumes Notes were outstanding on January 1, 2002 at an interest rate of 8.00%, offset by 5.75% debt paid off with proceeds of issuance of $5,450,000, along with debt issuance costs of $550,000 amortized over the term of the Notes.

(4) Deficiency of earnings to fixed charges was $555,667 for the year ended December 31, 1997.